Exhibit 99.1

OncoCyte Reports Third Quarter 2016 Financial Results

Currently Processing Samples and Analyzing Results in its Lung Cancer Test Study; Continues to Project a Completion Date in Late December

Conference Call to Discuss the Results at 5:00 p.m. ET

ALAMEDA, Calif., Nov. 10, 2016 (GLOBE NEWSWIRE) -- OncoCyte Corporation (NYSE MKT: OCX), a developer of novel, non-invasive blood based tests for the early detection of cancer, today reported its financial results for the third quarter ended September 30, 2016 along with an update on recent corporate developments.

Recent Highlights

•
Data on the lung cancer diagnostic test was recently presented by The Wistar Institute (Wistar), an international biomedical research leader in cancer, immunology and infectious diseases, at the American College of Chest Physicians (CHEST) conference. The 610 patient study demonstrated that the test may distinguish malignant from benign lung growths with a high level of accuracy.

•	Raised $10.55 million in gross proceeds which strengthened OncoCyte’s balance sheet and provided funding for the development of its non-invasive cancer diagnostics tests.

Upcoming Clinical and Operating Milestones

•
OncoCyte is carrying out its own study of new patient samples following Wistar’s encouraging findings. To date the Company has processed 200 samples and now is analyzing the interim results. In total the study will process and analyze samples from 300 patients. Completion of the study is expected in late December.

•
If OncoCyte’s lung cancer test study is successful, the Company plans to seek CLIA certification of its laboratory commencing in the first quarter of 2017, followed by a clinical validation study in its CLIA lab to ensure that the current study’s findings can be replicated in an operational setting. After successful CLIA certification and clinical validation, OncoCyte plans to launch its lung cancer confirmatory diagnostic test commercially during the second quarter of 2017.

•
Data from an early study of the Company’s breast cancer test will be presented in a poster session at the 2016 San Antonio Breast Cancer Symposium (SABCS) in December. The abstract will be available on November 14th.

“I am very pleased with the exciting progress that OncoCyte has made in recent months as data on our lung and bladder cancer tests were presented at leading medical conferences,” commented William Annett, Chief Executive Officer. “We are developing our lung cancer confirmatory test to significantly improve today’s standard of care and I believe the value proposition we offer will be very attractive to patients, physicians and payers. We continue to project a commercial launch of our lung cancer test in the second quarter of 2017, assuming a successful completion of the ongoing study and a subsequent validation study after CLIA certification. In anticipation of the launch we are building out our commercial infrastructure and planning the marketing, sales and reimbursement focused activities that will allow us to raise awareness and drive adoption of our lung test.”

Third Quarter 2016 Financial Results

The net loss for the quarter ended September 30, 2016 was $2.6 million, or ($0.10) per share compared to a net loss of $2.4 million, or ($0.12) per share, for the comparable period in 2015.

Research and development expenses for the quarter ended September 30, 2016 increased to $1.3 million from $1.1 million for the same period in 2015. General and administrative expenses decreased to $1.2 million from $1.3 million for the same period in 2015. During 2015 OncoCyte incurred expenses for multi-year audits and quarterly reviews required for registering with the SEC to become a public company. Operating expenses for the quarter ended September 30, 2016 included $366,000 of non-cash expenses such as stock-based compensation, depreciation of laboratory equipment, and amortization of intangible assets.

At September 30, 2016, OncoCyte had $12.7 million of cash and cash equivalents and $2.4 million worth of available-for-sale securities.

Nine Month 2016 Financial Results

The net loss for the nine months ended September 30, 2016 was $8.1 million, or ($0.31) per share compared to $5.2 million, or ($0.26) per share, in the comparable period in 2015. Research and development expenses for the nine months ended September 30, 2016 increased to $4.2 million from $3.1 million for the same period in 2015. These increases were primarily the result of increased spending on outside research services, scientific consulting services, clinical trial related expenses, and laboratory expenses. For the nine months ended September 30, 2016, general and administrative expenses increased to $3.8 million from $2.1 million for the same period in 2015, primarily as a result of increased salary and payroll related expenses, general consulting expenses, accounting and audit related expenses, transfer agent, stock listing and SEC filing expenses. Operating expenses for the nine months ended September 30, 2016 included $902,000 of non-cash expenses such as stock-based compensation, depreciation of laboratory equipment, and amortization of intangible assets.

During the three and nine months ended September 30, 2016 OncoCyte increased research and development expenses for the development of a lung cancer diagnostic test, and reduced research and development expenses for other cancer diagnostic tests, compared to the same periods in 2015, reflecting the prioritization of the development of the lung cancer test. OncoCyte expects to continue to incur a significant amount of research and development expenses during the foreseeable future.

Conference Call

OncoCyte will host a conference call and webcast today, Thursday, November 10, 2016, at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time to discuss financial and operating results and recent corporate developments.

For both "listen-only" participants and those participants who wish to take part in the question-and-answer portion of the call, the dial-in number in the U.S./Canada is 877-524-8416. For international participants outside the U.S./Canada, the dial-in number is 412-902-1028. For all callers, refer to Conference ID 13649349. To access the live webcast, go to http://investors.oncocyte.com/events-and-presentations.

A replay of the conference call will be available for seven business days beginning about two hours after the conclusion of the live call, by calling toll-free (from U.S./Canada) 877-660-6853; international callers dial 201-612-7415. Use the Conference ID 13649349. Additionally, the archived webcast will be available at http://investors.oncocyte.com/events-and-presentations.

About OncoCyte Corporation

OncoCyte is primarily focused on the development and commercialization of novel, non-invasive blood and urine (“liquid biopsy”) diagnostic tests for the early detection of cancer to improve health outcomes through earlier diagnoses, to reduce the cost of care through the avoidance of more costly diagnostic procedures, including invasive biopsy and cystoscopic procedures, and to improve the quality of life for cancer patients. While current biopsy tests use invasive surgical procedures to provide tissue samples in order to determine if a tumor is benign or malignant, OncoCyte is developing a next generation of diagnostic tests that will be based on liquid biopsies using blood or urine samples. OncoCyte’s pipeline products are intended to be confirmatory diagnostics for detecting lung, bladder and breast cancer. OncoCyte’s diagnostic tests are being developed using proprietary sets of genetic and protein markers that differentially express in specific types of cancer.

Forward Looking Statements

Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) are forward-looking statements. These statements include those pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for OncoCyte, including OncoCyte’s ability to develop an assay and classifier for its confirmatory lung diagnostic, complete an internal validation study and implement commercialization plans and the timing of these plans. These statements are based on OncoCyte’s  current expectations, beliefs, goals, plans, or prospects and involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential diagnostic tests or products, uncertainty in the results of clinical trials or regulatory approvals, the need and ability to obtain future capital, maintenance of intellectual property rights, and the need to obtain third party reimbursement for patients ’use of any diagnostic tests that OncoCyte commercializes. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of OncoCyte, particularly those mentioned in the “Risk Factors” found in OncoCyte’s Securities and Exchange Commission filings. OncoCyte disclaims any intent or obligation to update these forward-looking statements, except as may be required by law.

 (Tables to Follow)

ONCOCYTE CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
EXPENSES:
Research and development	$(1,363)	$(1,094)	$(4,246)	$(3,098)
General and administrative	(1,219)	(1,312)	(3,800)	(2,081)
Total operating expenses	(2,582)	(2,406)	(8,046)	(5,179)

Loss from operations	(2,582)	(2,406)	(8,046)	(5,179)

OTHER INCOME (EXPENSES), NET
Interest expense, net	(13)	(9)	(19)	(16)
Other expenses, net	-	(1)	-	(1)
Total other expenses, net	(13)	(10)	(19)	(17)

NET LOSS	$(2,595)	$(2,416)	$(8,065)	$(5,196)

Basic and diluted net loss per share	$(0.10)	$(0.12)	$(0.31)	$(0.26)

Weighted average common shares outstanding: basic and diluted	26,560	20,970	25,797	19,803

ONCOCYTE CORPORATION
CONDENSED BALANCE SHEETS
(IN THOUSANDS)

	September 30, 2016 (Unaudited)	December 31, 2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$12,674	$7,996
BioTime shares held as available-for-sale securities, at fair value	2,417	2,541
Prepaid expenses and other current assets	191	388
Total current assets	15,282	10,925

NONCURRENT ASSETS
Intangible assets, net	1,049	1,230
Equipment and furniture, net	475	576
Deposits	54	-
TOTAL ASSETS	$16,860	$12,731

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Amount due to parent, BioTime	$2,105	$807
Amount due to affiliates	151	40
Accounts payable	870	285
Accrued expenses and other current liabilities	669	1,182
Capital lease liability, current portion	173	-
Total current liabilities	3,968	2,314
Capital lease liability, net of current portion	211	-
TOTAL LIABILITIES	4,179	2,314

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock, no par value, 5,000 shares authorized; none issued and outstanding	-	-
Common stock, no par value, 50,000 shares authorized; 28,677 and 25,391 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	45,354	34,901
Accumulated other comprehensive loss on available-for-sale securities	(474)	(350)
Accumulated deficit	(32,199)	(24,134)
Total stockholders’ equity	12,681	10,417
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,860	$12,731

ONCOCYTE CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(UNAUDITED)

	Nine Months Ended September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,065)	$(5,196)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	102	32
Amortization of intangible assets	181	181
Stock-based compensation	619	831
Contingently issuable warrant expense to investors	-	65
Changes in operating assets and liabilities:
Amount due to parent, BioTime	1,299	1,290
Amount due to affiliates	111	(119)
Prepaid expenses and other current assets	197	94
Accounts payable and accrued liabilities	548	275
Accrued interest on related party convertible debt	-	13
Net cash used in operating activities	(5,008)	(2,534)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(19)	(11)
Proceeds from sale of BioTime shares	-	44
Security deposit	(54)	-
Net cash (used in) provided by investing activities	(73)	33

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common shares and warrants	10,550	-
Financing costs paid to issue common shares and warrants	(800)	-
Proceeds from issuance of common shares	-	11,650
Proceeds from exercise of options	83	4
Repayment of capital lease obligation	(74)	-
Net cash provided by financing activities	9,759	11,654

NET INCREASE IN CASH AND CASH EQUIVALENTS	4,678	9,153
CASH AND CASH EQUIVALENTS:
At beginning of the period	7,996	257
At end of the period	$12,674	$9,410

Investor Contact:
EVC Group, Inc.
Michael Polyviou
646-445-4800
mpolyviou@evcgroup.com